                                                                    Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 9 to Registration Statement No. 811-08433 of MetLife Investors Variable Life Account Five on Form N-6 of our report dated March 31, 2006 (November 3, 2006 as to Note 7) relating to MetLife Investors Variable Life Account Five, our report dated April 19, 2006 (November 3, 2006 as to Note 12) relating to MetLife Investors Insurance Company (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the change in method of accounting for certain non-traditional long duration contracts and separate accounts as required by new accounting guidance which became effective on January 1, 2004), and our report dated April 25, 2006 (July 20, 2006 as to Note 17) relating to General American Life Insurance Company (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the change in method of accounting for certain non-traditional long duration contracts and separate accounts, and for embedded derivatives in certain insurance products as required by new accounting guidance which became effective on January 1, 2004 and October 1, 2003, respectively), all appearing in this Registration Statement, and to the reference to us under the heading "Experts" in such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

St. Louis, Missouri
November 6, 2006